As filed with the Securities and Exchange Commission on May 17, 2019

Registration No. 333-135239

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SKYWEST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0292166
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

444 South River Road

St. George, Utah 84790

(435) 634-3200

(Address, including zip code, of principal executive offices)

Atlantic Southeast Airlines, Inc.

Investment Savings Plan

(Full Title of the Plan)

Robert J. Simmons

Chief Financial Officer

444 South River Rd.

St. George, Utah 84790

(435) 634-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig M. Garner

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-135239) (the “Registration Statement”) of SkyWest, Inc., a Utah corporation (the “Company”), which was filed with the Securities and Exchange Commission on June 22, 2006.

On January 22, 2019, the Company completed the sale (the “Sale”) of its wholly owned subsidiary ExpressJet Airlines, Inc. (“ExpressJet”). As a result of the Sale, the Atlantic Southeast Airlines, Inc. Investment Savings Plan (the “Plan”), which was a defined contribution plan covering all eligible employees of ExpressJet, is no longer maintained by the Company or any of its subsidiaries and no longer allows further investments into shares of the Company’s securities.

As a result, any and all offerings of securities registered pursuant to the Registration Statement in respect of the Plan have been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement in respect of the Plan but unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. George, State of Utah, on May 17, 2019.

SKYWEST, INC.

By:	/s/ Robert J. Simmons
	Name:	Robert J. Simmons
	Title:	Chief Financial Officer

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